UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 15, 2006
Triple Crown Media, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51636	20-3012824

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

546 East Main Street, Lexington, Kentucky	40508

(Address of principal executive offices)	(Zip Code)
(Registrant’s telephone number, including area code)           (859) 226-4678
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations
Item 1.01 Entry Into a Material Definitive Agreement.
On February 15, 2006, Triple Crown Media, Inc., a Delaware corporation (the “Company”) entered into an indemnity agreement with each of its officers and directors (collectively, the “Indemnity Agreements”). The following summary of the Indemnity Agreements is qualified in its entirety by reference to the Indemnity Agreements filed as Exhibits hereto.
The Indemnity Agreements provide that the Company shall indemnify and hold harmless each director and/or officer that is a party to such Indemnity Agreements (each, an “Indemnitee”), to the fullest extent permitted by applicable law, in the event Indemnitee was or is made or is threatened to be made a party to or witness in or is otherwise involved in any actual, pending or threatened action, suit, claim, inquiry or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) and whether formal or informal (a “Proceeding”) as a result of any event or occurrence related to the fact that Indemnitee is or was a director or officer of the Company against all expenses and losses incurred by Indemnitee in connection with such Proceeding. The Indemnity Agreements exclude from indemnification: (i) claims for which (A) the Board of Directors (provided that a majority of directors are not parties to the Proceeding), (B) a person or body selected by the Board of Directors or (C) if there has been a Change in Control, the special independent counsel determines that the Indemnitee is not entitled to indemnification; (ii) Proceedings brought by the Indemnitee against the Company without prior approval of the Board of Directors, except a Proceeding to enforce indemnification or advancement rights under the Indemnity Agreement; (iii) any amounts paid in settlement of a Proceeding unless the Company consents in advance in writing to such settlement; (iv) liability under Section 16(b) of the Securities Exchange Act of 1934, as amended; (v) any claims if a final decision by a court having jurisdiction in the matter determines that such indemnification is not lawful; and (vi) claims covered by any insurance policy or other indemnity provision.
The Indemnity Agreements also provide that the Company shall to the fullest extent not prohibited by applicable law pay the expenses incurred by Indemnitee as soon as practicable after written demand is presented to the Company in the event Indemnitee was or is made or is threatened to be made a party to or witness in or is otherwise involved in a Proceeding by reason, in whole or in part, as a result of any event or occurrence related to the fact that Indemnitee is or was a director or officer of the Company in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under the Indemnification Agreement, the Delaware General Corporation Law or otherwise.
On February 15, 2006, the Board of Directors approved the grant of 5,000 shares of restricted stock under the Company’s 2005 Long Term Incentive Plan to each of the following directors of the Company: Robert S. Prather, Jr.; Thomas J. Stultz; Gerald N. Agranoff; James W. Busby; Hilton H. Howell, Jr.; Monte C. Johnson; and George E. “Nick” Nicholson. The shares of restricted stock will vest in five equal annual installments, with the first tranche vesting on December 31, 2006. Prior to the applicable vesting dates, the shares of restricted stock are subject to the risk of forfeiture and may not be sold or transferred. While the shares of restricted stock are subject to forfeiture, the holder may exercise full voting rights and will receive dividends and other distributions paid with respect to the shares of restricted stock. The foregoing summary of the restricted stock grants is qualified in its entirety by reference to the forms of restricted stock agreements used by the Company in connection with the grant of shares of restricted stock to directors and employees filed as Exhibits hereto.

Section 5 Corporate Governance and Management
Item 5.02 Departure of Directors and Principal Officers; Elections of Directors; Appointment of Principal Officers
At a meeting of the Company’s board of directors held on February 15, 2006, the board of directors of the Company unanimously elected George E. “Nick” Nicholson to serve as a director of the Company until the election and qualification of his successor or until his earlier resignation or removal. Mr. Nicholson has been President and CEO of Keeneland Association, a thoroughbred race course and sales company located in Lexington, KY, since 2000.
On February 16, 2006, the Company issued a press release announcing the election of Mr. Nicholson, as a director of the Company. A copy of the press release has been filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated by reference in this Item 5.02.
Section 9 Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits:

Exhibit No.	Description
Exhibit 10.1	Indemnity Agreement dated February 15, 2006 between Triple Crown Media, Inc. and Robert S. Prather, Jr.
Exhibit 10.2	Indemnity Agreement dated February 15, 2006 between Triple Crown Media, Inc. and Thomas J. Stultz.
Exhibit 10.3	Indemnity Agreement dated February 15, 2006 between Triple Crown Media, Inc. and Frederick J. Erickson.
Exhibit 10.4	Indemnity Agreement dated February 15, 2006 between Triple Crown Media, Inc. and Gerald N. Agranoff.
Exhibit 10.5	Indemnity Agreement dated February 15, 2006 between Triple Crown Media, Inc. and James W. Busby.
Exhibit 10.6	Indemnity Agreement dated February 15, 2006 between Triple Crown Media, Inc. and Hilton H. Howell, Jr.
Exhibit 10.7	Indemnity Agreement dated Febraury 15, 2006 between Triple Crown Media, Inc. and Monte C. Johnson.
Exhibit 10.8	Indemnity Agreement dated Febraury 15, 2006 between Triple Crown Media, Inc. and George E. Nicholson.
Exhibit 10.9	Form of Directors’ Restricted Stock Agreement under the Triple Crown Media, Inc. 2005 Long Term Incentive Plan
Exhibit 10.10	Form of Employee Restricted Stock Agreement under the Triple Crown Media, Inc. 2005 Long Term Incentive Plan
Exhibit 99.1	Press Release dated February 16, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Triple Crown Media, Inc.
Date: February 16, 2006

By:	/s/ FREDERICK J. ERICKSON
Name: Frederick J. Erickson
Title: Chief Financial Officer

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